Exhibit 17
RESIGNATION LETTER December 2 $2009 Wasatch Food Services, Inc. 1492 Entertainment Avenue Boise, Idaho 83709 Re: Resignation I, Ben Peay, do hereby resign from all of my positions held with Wasatch Food Services, Inc., including those of President, Chief Financial Officer and sole director. My resignation as President and Chief Executive Officer shall be effective on December Vl_, 2009. My resignation as sole director shall be effective immediately following compliance by Wasatch Food Services, Inc. with Rule 14F-1 of the Securities Exchange Act of 1934. Sincerely, Ben Peay